EXHIBIT 12







              CATERPILLAR FINANCIAL SERVICES CORPORATION

                                     STATEMENT SETTING FORTH COMPUTATION OF
                    RATIO OF PROFIT TO FIXED CHARGES
                              (Unaudited)
                         (Dollars in Millions)




                                               Three Months Ended
                                              March 31,  March 31,
                                                  1995       1994

     Net income                                  $ 17.8     $  6.4

     Add:
       Provision for income taxes                  11.1        3.5

     Deduct:
       Equity in profit of partnerships             (.2)       (.4)

     Profit before taxes                         $ 28.7     $  9.5

     Fixed charges:
       Interest on borrowed funds                $ 66.3     $ 45.9
       Rentals--at computed interest*                .4         .3

     Total fixed charges                         $ 66.7     $ 46.2

     Profit before taxes plus fixed charges      $ 95.4     $ 55.7

     Ratio of profit before taxes plus fixed
       charges to fixed charges                     1.43       1.21



     *Those portions of rent expense that are representative of interest cost.